Exhibit 5.4

Tronox Holdings Coöperatief U.A.

Tronox Holdings Europe C.V.

c/o Tronox Finance LLC

263 Tresser Boulevard, Suite 1100

Stamford, Connecticut 06901

USA

31 July 2013

Re:	6.375% Senior Notes due 2020 – Registration Statement Form S-4

Dear Sirs,

We have acted as special Netherlands legal advisers to: (1) Tronox Holdings Coöperatief U.A., a cooperative (coöperatie met uitsluiting van aansprakelijkheid) incorporated and existing under the laws of the Netherlands (the “Cooperative”) and (2) Tronox Holdings Europe C.V., a limited partnership (commanditaire vennootschap) entered into under the laws of the Netherlands (the “Limited Partnership” and together with the Cooperative the “Dutch Guarantors”) for the purpose of rendering a legal opinion on certain matters of Netherlands law in connection with the Dutch Guarantors’ guarantee under the Indenture (as defined below), of exchange notes in an aggregate principal amount of $900,000 (the “Exchange Notes”) to be issued by Tronox Finance LLC (the “Issuer”) in connection with an exchange offer to be made pursuant to a Registration Statement on Form S-4 and in accordance with the requirements of Item 601(b) (5) (i) of Regulation S-K promulgated under the Securities Act (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”), under the Securities Act of 1933, as amended (the “Securities Act”). The obligations of the Issuer under the Exchange Notes will be guaranteed by the Dutch Guarantors (such guarantee by each of the Dutch Guarantors collectively, the “Guarantee”) pursuant to the Notation of Guarantee issued by the Dutch Guarantors on 7 May 2013 (the “Notation of Guarantee”). The Exchange Notes are to be issued pursuant to the Indenture, dated as of August 20, 2012 (as may be amended or supplemented from time to time, the “Indenture”), among the Issuer and Wilmington Trust, National Association, as Trustee.

Unless otherwise defined in this opinion letter (including the Schedule) or unless the context otherwise requires, words and expressions defined in the Notation of Guarantee will have the same meaning when used in this opinion letter.

In rendering this opinion, we have (a) reviewed and relied upon the documents listed in the Schedule (the “Documents”) and (b) undertaken the searches and enquiries specified in the Schedule.

For the purpose of issuing this opinion letter we have made the following assumptions:

(a)	that Tronox Worldwide Pty Limited, a company incorporated and existing under the laws of Australia, acting as the general partner (beherend vennoot) (the “General Partner”) of the Limited Partnership: (i) is duly incorporated and organized, validly existing and, if such concept is a relevant concept in its jurisdiction, in good standing under the laws of its jurisdiction of incorporation and of the jurisdiction of its place of business, (ii) has the requisite power (corporate and otherwise) to execute, deliver and perform the obligations under the Guarantee, (iii) will, prior to execution and delivery of the Guarantee, be duly authorized to execute, as General Partner of the Limited Partnership, the Guarantee;

(b)	that on the date hereof the Cooperative, the General Partner and the Limited Partnership (i) have not been dissolved (ontbonden), (ii) have not ceased to exist pursuant to a merger (fusie) or a division (splitsing), (iii) did not have their assets placed under administration (onder bewind gesteld), (iv) have not been granted a moratorium of payments (surseance van betaling verleend), (v) have not been declared bankrupt (failliet verklaard) and/or (vi) have not been subjected to anyone or more of the insolvency and winding-up proceedings listed in Annex A or Annex B to the EU Insolvency Council Regulation (EC) No. 1346/2000 of 29 May, 2000 (as amended by Council Regulation (EC) No. 603/2005 of 12 April, 2005) in any EU Member State other than the Netherlands (although not constituting conclusive evidence thereof, this assumption is supported by the contents of the Extracts, the Resolutions (all as defined in Schedule 1) and our Enquiries);

(c)	that (i) all signatures on any of the Documents are the genuine signatures of the persons purported to have executed the same; that (ii) all Documents submitted to us as originals are authentic and that (iii) any photo-, facsimile- and electronic copies of the Documents reviewed by us conform to the originals thereof;

(d)	that the Articles of Association (as defined in the Schedule) are the articles of association of the Cooperative currently in force;

(e)	that (i) the Resolutions (as defined in the Schedule) have been made with due observance of the Articles of Association respectively the Limited Partnership Deed (as defined in the Schedule) and (ii) that the information contained in the Resolutions and the Extracts (all as defined in the Schedule) is complete and correct;

(f)	that as of the moment of their respective execution, the Documents have not been, and will not be, amended, supplemented, superseded, replaced, terminated, revoked (ingetrokken),

rescinded, annulled or declared null and void (nietig verklaard) and that there are no defects on the basis of which the Documents may be declared null and void or annulled (vernietigd);

(g)	that there are no contractual or other restrictions binding on the Dutch Guarantors (other than the restrictions of the Articles of Association, the Limited Partnership Deed and the laws of the Netherlands applicable to Dutch companies and limited partnerships generally), which would affect the opinions laid down in this opinion letter; and

(h)	that the entry into the Guarantee is in the corporate interest (vennootschappelijk belang) of the Dutch Guarantors and that the Dutch Guarantors benefit from the transactions pursuant to the entry into the same.

Based upon the foregoing and subject to (a) the assumptions and qualifications listed herein and (b) any facts, circumstances, events or documents not disclosed to us, we are, at the date hereof, of the opinion that:

1.	The Cooperative has been duly incorporated and is validly existing under the laws of the Netherlands as a legal entity in the form of a cooperative (coöperatie).

2.	The Limited Partnership has been duly entered into and is validly existing under the laws of the Netherlands as a limited partnership (commanditaire vennootschap).

3.	The Cooperative has the corporate power to execute the Notation of Guarantee. The execution by the Cooperative of the Notation of Guarantee and the performance of the Cooperative’s obligations thereunder has been duly authorized by all requisite corporate action on the part of the Cooperative.

4.	The General Partner has the corporate power to execute, in its capacity of general partner of the Limited Partnership, the Notation of Guarantee. The execution by the General Partner, in its capacity of general partner of the Limited Partnership, of the Notation of Guarantee and the performance of its obligations thereunder has been duly authorized by all requisite corporate action on the part of the Limited Partnership.

The opinions expressed above are subject to the following qualifications:

(A)	The opinions expressed herein may be affected or limited by the provisions of any applicable Netherlands or foreign bankruptcy (faillissement), insolvency, fraudulent conveyance or voidable preference (Pauliana), reorganization, suspension of payments (surseance van betaling) and other or similar laws of general application now or hereafter in effect, relating to or affecting the enforcement or protection of creditors’ rights.

(B)

Under Netherlands law a power of attorney (volmacht) or mandate (lastgeving), whether or not irrevocable, will terminate by operation of law (van rechtswege), and without notice, upon bankruptcy (faillissement) of the principal (volmachtgever) or proxy holder (gevolmachtigde) and will cease to be effective in case of a suspension of payments (surseance van betaling). To the extent that the appointment by a Dutch Guarantor would be deemed to constitute a power of attorney or a mandate, this qualification would apply. A power of attorney does not affect the authority of the principal to perform actions within the scope of such power of attorney itself.

We express no opinion as to any laws other than the laws of the Netherlands in force and effect, at the date hereof, in the European part of the Kingdom of the Netherlands and at the date hereof as applied and interpreted according to present duly published case law of the Netherlands courts. We have made no investigation of the laws of any jurisdiction outside the Netherlands as a basis for this opinion and we have assumed that there is nothing in the laws of any other jurisdiction which affects this opinion. In respect of Netherlands legal concepts, which are expressed in this legal opinion in English terms, the original Dutch terms shall prevail. Any issues of interpretation or liability arising under this opinion are governed by Netherlands law as applied and interpreted according to present duly published case law of the Netherlands courts. This opinion letter is issued by Bird & Bird LLP; natural persons or legal entities that are involved in the services provided by or on behalf of Bird & Bird LLP cannot be held liable in any manner whatsoever.

This opinion letter is strictly limited to the matters stated in it and may not be read as extending by implication to any matters or documents not specifically referred to in it.

This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

We hereby consent to the filing of this opinion with the SEC as Exhibit 5.4 to the Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder. We understand and agree that Kirkland & Ellis LLP, counsel to the Issuer, may rely upon this opinion as if it were an addressee hereof for the purpose of providing the opinion to be delivered by such firm in connection with the Registration Statement.

Yours faithfully,

/s/ Bird & Bird LLP

BIRD & BIRD LLP

SCHEDULE

1.	CORPORATE DOCUMENTS

1.1	an electronic copy of the deed of incorporation (akte van oprichting) of the Cooperative dated 5 April 2012 (the “Deed of Incorporation”) and an electronic copy of the deed of amendment in respect of the articles of association (akte van statutenwijziging) of the Cooperative dated 22 June 2012, containing the continuous text of the articles of association (doorlopende tekst van de statuten) of the Cooperative (the “Articles of Association”);

1.2	an electronic copy of the notarial deed dated 20 November 2007 pursuant to which the Limited Partnership was constituted, which deed was partially amended by a notarial deed executed on 19 September 2008 and further amended by notarial deeds executed on 19 May 2010, 22 June 2012 and (twice) on 25 June 2012 (the “Limited Partnership Deed”);

1.3	an official electronic extract (electronisch gewaarmerkt uittreksel) dated 31 July 2013 (received by email from the trade register (handelsregister) of the Chambers of Commerce (Kamers van Koophandel) (the “Trade Register”) with information concerning the Cooperative (the “Cooperative Extract”);

1.4	an official electronic extract dated 31 July 2013 (received by email from the Trade Register with information concerning the Cooperative (the “Partnership Extract” and together with the Cooperative Extract the “Extracts”);

1.5	electronic copies of the following corporate resolutions (the “Resolutions”)

1.5.1	an electronic copy of a resolution by the board of managing directors (bestuur) of the Cooperative dated 28 May 2013, pertaining to (among other things) (i) the approval of and the entry into the Guarantee as amended from time to time and the performance of any and all transactions contemplated thereunder, and (ii) a power of attorney granted by the board of managing directors of the Cooperative to Mr. M.J. Foster, pursuant to which power of attorney Mr. M.J. Foster is authorized to sign and execute the Guarantee on behalf of the Cooperative (the “Management Board Resolution”);

1.5.2	an electronic copy of a resolution by the members of the Cooperative dated 28 May 2013, pertaining to (among other things) the approval, confirmation and ratification of and the entry into of the Guarantee as amended from time to time and the performance of any and all transactions contemplated thereunder (the “Members Resolution”); and

1.5.3	an electronic copy of a resolution by the partners (vennoten) of the Limited Partnership dated 28 May 2013, pertaining to (among other things) the approval of and the entry into the Guarantee as amended from time to time and the performance of any and all transactions contemplated thereunder (the “Partners Resolution”).

2.	NOTATION OF GUARANTEE

2.1	The executed Notation of Guarantee.

3.	ENQUIRIES

3.1	On 31 July 2013, with have undertaken enquiries and searches in relation to the Cooperative and the Limited Partnership:

3.1.1	the electronic Dutch Central Insolvency Registry (Centraal Insolventieregister) and the electronic EU Insolvency Registry (EU Registraties) as maintained by the Dutch Council for the Judiciary (Raad voor de rechtspraak);

3.1.2	the offices of the Bankruptcy Registry (faillissementsgriffie) of the District Court (rechtbank) of Amsterdam; and

3.1.3	the Trade Register.